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                                                                    Exhibit 99.1



              IVIVI TECHNOLOGIES SIGNS NEW THREE YEAR CONTRACT WITH
         REGENCY HOSPITAL TO FACILITATE THE EXPANDED USE OF OUR ROMA(3)
                   DEVICE FOR THE TREATMENT OF CHRONIC WOUNDS

        NORTHVALE, NJ - JANUARY 10, 2008 - Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electrotherapeutic technologies, today announced that it has signed a new three year contract with Regency Hospital Company, a leading owner/operator of Long Term Acute Care (LTAC) hospitals across the United States. The new contract will facilitate Regency's expanded use of our Roma(3) pulsed electromagnetic field (PEMF) device for the treatment of chronic wounds. Under the terms of the agreement, Ivivi will provide Regency facilities with several solution based packages that are priced using a fixed monthly rental rate per facility versus the previous agreements' per unit rental rate.

The contract resulted after a three month trial by Regency of the new Roma(3) device. Over the course of the trial, Regency experienced improved rates of wound healing, a significant reduction in the use of more costly negative pressure wound therapy device rentals, and an overall cost savings of more than 60% per patient. The contract is also part of Ivivi's strategy to move to a solution based pricing approach with hospital groups such as Regency, rather than pricing solely on a per unit basis. While this will result in a lower per unit rate, Ivivi anticipates an increase in the volume of facilities under contract which should benefit revenue growth over time, both with Regency as well as other hospital groups.

"We are thrilled to expand our relationship with Regency Hospitals to provide improved patient care, while helping to control their healthcare costs," said David Saloff, Co-CEO, Ivivi Technologies. "We are currently in nine of Regency's 22 hospitals and we expect that our solution based pricing will facilitate the expansion of our devices into additional facilities. We believe this agreement with Regency provides continued validation of the growing acceptance of our PEMF technology in the chronic wound care marketplace and will also facilitate our expansion into other hospital groups."

Nancy F. Cher, RN, MSA, CWOCN, Director of Wound Care/Education of Regency Hospital of Central Georgia commented, "Although there are no magic bullets in the treatment of chronic wounds, during the course of our trial we found Ivivi's PEMF technology, which is covered by a National Coverage Determination from CMS (Medicare) for the treatment of chronic wounds, to be as close as we have seen. While its ability to help heal wounds is what attracted us to the technology, the therapy is indicated for the treatment of edema and pain and our clinicians have found it to be very effective in managing pain with much of our patient population. We believe the use of Ivivi's PEMF technology further differentiates Regency as an innovator in our field and should continue to enable us to provide the best care available."

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ABOUT REGENCY HOSPITAL COMPANY
Regency Hospital Company is headquartered in Atlanta, Georgia and is a leading developer of Long Term Acute Care (LTAC) hospitals across the United States. Regency presently has 22 hospitals open with several more in active development. Regency was formed by Rod Laughlin and Waud Capital Partners.

ABOUT IVIVI TECHNOLOGIES, INC.
Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on pulsed electromagnetic field, or PEMF, technology, which, by creating a therapeutic electrical current in injured soft tissue, modulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. The Company's Electroceuticals(TM) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including those related to strategic partnerships and future revenues. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2007. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:                PUBLIC RELATIONS CONTACT:
Cameron Associates                         Avalanche Strategic Communications
Alison Ziegler or Lester Rosenkrantz;      Denyse Dabrowski
212-554-5469                               201-488-0049  Mobile: 201-916-7122
ALISON@CAMERONASSOC.COM                    DENYSE@AVALANCHEPR.COM

Deanne Eagle for Media
212-554-5463
DEANNE@CAMERONASSOC.COM

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